Exhibit 99.1

INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports Fourth Quarter and Year-End 2005 Results

Chesterfield, MO - February 23, 2006 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) today reported fourth quarter and 2005 year-end results.
For the quarter ended December 31, 2005, net income increased to $4.3 million, or $0.16 per diluted share, from a net loss of $6.6 million, or $(0.25) per diluted share, in the fourth quarter a year ago. For the year, net income was $13.2 million, or $0.49 per diluted share, compared to $0.6 million, or $0.02 per diluted share in 2004.
These results reflect strong performance worldwide in the Company’s core rehabilitation and Tite Liner® segments, partially offset by an operating loss in the tunneling segment, due primarily to continued losses on several large projects. Consolidated revenues for the fourth quarter of 2005 increased 14.5% to $146.0 million from $127.4 million in the prior year quarter. For the year, revenues increased 9.7% to $595.3 million from $542.6 million in 2004.
“During 2005, our company gained significant momentum as we continued to implement our strategic initiatives. We expect that momentum to accelerate this year,” commented Thomas S. Rooney, Jr., president and chief executive officer. “The fundamentals are in place for ongoing improvement in our rehabilitation and Tite Liner® segments. And, although the tunneling business remains challenging, we are confident we are taking the right steps to return this business to a respectable level of profitability.”
Fourth quarter 2005 revenues in the rehabilitation segment were up 2.4% to $108.8 million and gross profit increased 21.9% to $28.4 million over the prior year quarter. For the fourth quarter of 2005, the gross profit margin in the rehabilitation segment increased to 26.1% from 21.9% in the prior year quarter, primarily because of crew productivity improvements, which reflected higher and more evenly distributed backlog levels in most geographical regions of the United States and Europe and a continued roll-out of our steam technology. Manufacturing and logistical efficiencies also bolstered earnings during the fourth quarter of 2005.
Fourth quarter operating income in the rehabilitation segment increased to $9.0 million from $2.7 million compared to the prior year quarter, and for the year more than doubled to $34.3 million from $17.1 million in 2004. These results are reflective of increased revenues brought on by improved backlog, coupled with savings from manufacturing and logistical efficiencies achieved throughout 2005. These favorable results were achieved despite increased fuel and resin costs, which were significantly higher than the previous year.
Revenues in the tunneling segment increased 70.6% to $26.6 million and the gross loss decreased from $11.8 million to $1.7 million in the fourth quarter of 2005 compared to the fourth quarter of 2004. The tunneling segment posted an operating loss of $4.5 million in the fourth quarter of 2005, compared to an operating loss of $14.2 million in the fourth quarter of 2004. The year-earlier period included negative margin adjustments of $7.3 million on a Chicago project whereas approximately $0.7 million of negative margin adjustments were recorded on the same project in the fourth quarter of 2005. The entire estimated loss of $5.7 million for this project was recorded during 2005. The fourth quarter results for the tunneling segment were also impacted by continued margin reductions on two other significant projects in the amount of $2.6 million (net of estimated claims recovery of $0.2 million). These projects, along with the aforementioned Chicago project, are expected to be substantially completed by the second quarter of 2006.
For 2005, revenues in the tunneling segment increased by 2.7% to $111.7 million compared to 2004, due primarily to the Company’s continued focus on the completion of problematic projects, coupled with a more selective bidding strategy. For the year, the gross loss widened by $1.1 million to $4.2 million compared to $3.1 million in 2004 due to continued losses on Chicago project, as well as negative gross margin adjustments of $6.9 million (net of estimated claims recovery of $2.7 million) on two other significant projects during 2005. As a result, the tunneling segment incurred an operating loss of $16.9 million in 2005 compared to an operating loss of $13.2 million in 2004.
At December 31, 2005, the tunneling segment had approximately $16.0 million in outstanding claims against third parties relating to, among other things, differing site conditions and defective specifications. Of this amount, $6.4 million had been recorded to income to date. Approximately $1.9 million was recorded in the fourth quarter of 2005, compared to $0.2 million in fourth quarter of 2004.
Tite Liner®’s revenues increased 88.2% to $10.6 million and gross profit increased 71.5% to $3.0 million in the fourth quarter of 2005 compared to the same quarter last year. The gross margin in the Tite Liner® segment declined from 31.1% to 28.3% in the fourth quarter of 2005 compared to the fourth quarter of 2004 due to a higher volume of work in South America, which typically carries lower gross margins. The Tite Liner® business continued to benefit from an exceptionally strong global oil, gas and mining market. Tite Liner®’s operating income improved by 164.5%, or $1.1 million, in the fourth quarter of 2005 compared to the fourth quarter of 2004. For the full year of 2005, Tite Liner®’s operating income increased 49.0%, or $2.1 million, compared to the full year of 2004.
The Company’s unrestricted cash balance increased to $77.1 million at December 31, 2005 compared to $69.7 million at September 30, 2005, attributable to stronger cash collections. The unrestricted cash balance decreased from $93.2 million at December 31, 2004, due primarily to increased working capital requirements to accommodate revenue growth and $13.3 million of net debt payments made during 2005.
Trade receivables decreased to $85.9 million at December 31, 2005 compared to $92.2 million at September 30, 2005 due to stronger collections and lower revenues in the fourth quarter of 2005 compared to the third quarter of 2005. However, compared to December 31, 2004, trade receivables increased $7.2 million, primarily due to revenue growth, as DSOs were relatively flat year-over-year on trade receivables. Accounts payable and accrued expenses decreased by $5.8 million compared to September 30, 2005, due to slightly lower volume during the fourth quarter. As compared to December 31, 2004, accounts payable and accrued expenses increased by $4.8 million due primarily to business growth.
Capital expenditures were $6.2 million and $27.1 million in the fourth quarter and full year of 2005, respectively, compared to $9.7 million and $35.2 million in the year-ago periods, respectively. This decrease in spending reflected an improved focus on equipment management and improved crew efficiencies, which resulted in a reduced need for crew expansions.
Total contract backlog at December 31, 2005 was $299.8 million compared to $302.1 million at September 30, 2005 and $328.3 million at December 31, 2004. Rehabilitation backlog increased $5.5 million, or 2.6%, compared to September 30, 2005 and $22.9 million, or 12.0%, compared to December 31, 2004, due to growth in most North American and European regions. Tite Liner® backlog increased $9.5 million, or 88.8%, compared to September 30, 2005 and $11.6 million, or 134.9%, compared to December 31, 2004 due to the acquisition of a significant amount of work in international markets, including South America and Canada. Tunneling backlog decreased by $17.3 million, or 20.7%, compared to September 30, 2005 and $63.0 million, or 48.7%, compared to December 31, 2004. Tunneling backlog has declined due to the Company’s focus on completion of existing jobs and improved, more selective bidding practices designed to obtain profitable work in alignment with tunneling’s core mining competency.
The Company will file its Annual Report on Form 10-K with the Securities and Exchange Commission today.
  The Company will host a conference call at 9:30 a.m. EST on Friday, February 24. The call may be accessed by clicking on the Presentations tab on the Investor Relations page of the Company’s Web site (www.insituform.com) or by using the following link: www.shareholder.com/insituform/MediaList.com.
An audio archive of the webcast will be available approximately two hours after the call through www.insituform.com. The archive will be available for one week.
Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.
This news release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management’s beliefs and assumptions. When used in this news release, the words “anticipate,” “estimate,” “believes,” “plans,” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected and include, among others, our belief that we are taking the right steps to return the Company’s tunneling division to a respectable level of profitability and our expectation of when we will complete several tunneling projects. Factors that could affect results include, among others, the competitive environment for the Company’s products and services, the availability and pricing of raw materials used in the Insituform® cured-in-place (“Insituform CIPP”) process, increased competition upon expiration of the Company’s patents or the inadequacy of one or more of its CIPP process patents to protect its operations, the geographical distribution and mix of the Company’s work, the ability of the Company to attract business at acceptable margins, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins, the timely award or cancellation of projects, political circumstances impeding the progress of work, the Company’s ability to remain in compliance with its financial covenants, the regulatory environment, weather conditions, the outcome of the Company’s pending litigation and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2005	2004	2005	2004
Revenues	$145,951	$127,429	$595,282	$542,598
Cost of revenues	116,282	114,137	478,441	443,099
Gross profit	29,669	13,292	116,841	99,499
Operating expenses	23,510	24,154	93,098	91,321
Operating income	6,159	(10,862)	23,743	8,178
Other (expense) income:
Interest expense	(2,004)	(2,192)	(8,465)	(9,305)
Interest income	719	446	2,081	1,397
Other	(287)	376	(698)	(185)
Total other expense	(1,572)	(1,370)	(7,082)	(8,093)
Income before taxes on income	4,587	(12,232)	16,661	85
Taxes (benefit) on income	566	(5,766)	4,188	(835)
Income (loss) before minority
interests and equity in earnings	4,021	(6,466)	12,473	920
Minority interests	(38)	60	(166)	(107)
Equity in earnings of affiliated companies	282	(181)	853	(216)
Net income (loss)	4,265	(6,587)	13,160	597

Earnings per share of common stock and common
stock equivalents:
Basic	$0.16	$(0.25)	$0.49	$0.02
Diluted	0.16	(0.25)	0.49	0.02

Weighted average number of Shares:
Basic	26,838	26,726	26,783	26,649
Diluted	27,034	26,726	26,952	26,810

	For the Three Months Ended December 31,		For the Year Ended December 31,
SEGMENT DATA	2005	2004	2005	2004
Revenues
Rehabilitation	$108,793	$106,230	$445,072	$409,408
Tunneling	26,564	15,571	111,687	108,729
Tite Liner®	10,594	5,628	38,523	24,461
Total revenues	$145,951	$127,429	$595,282	$542,598

Gross profit (loss)
Rehabilitation	$28,413	$23,309	$109,585	$94,305
Tunneling	(1,746)	(11,767)	(4,184)	(3,128)
Tite Liner®	3,002	1,750	11,440	8,322
Total gross profit	$29,669	$13,292	$116,841	$99,499

Operating income (loss)
Rehabilitation	$8,990	$2,733	$34,310	$17,132
Tunneling	(4,532)	(14,238)	(16,907)	(13,208)
Tite Liner®	1,701	643	6,340	4,254
Total operating income (loss)	$6,159	$(10,862)	$23,743	$8,178

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS	December 31,
CURRENT ASSETS	2005	2004
Cash and cash equivalents	$77,069	$93,246
Restricted cash	5,588	1,705
Receivables, net	85,896	78,665
Retainage	33,138	25,655
Costs and estimated earnings in excess of billings	32,503	34,789
Inventories	15,536	13,339
Prepaid expenses and other assets	24,294	25,802
TOTAL CURRENT ASSETS	274,024	273,201
PROPERTY, PLANT AND EQUIPMENT, less accumulated depreciation	95,657	90,846
OTHER ASSETS
Goodwill	131,544	131,540
Other assets	17,103	17,567
TOTAL OTHER ASSETS	148,647	149,107

TOTAL ASSETS	$518,328	$513,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt and line of credit	$18,264	$15,778
Accounts payable and accrued expenses	94,560	89,731
Billings in excess of costs and estimated earnings	14,017	12,809
TOTAL CURRENT LIABILITIES	126,841	118,318
LONG-TERM DEBT, less current maturities	80,768	96,505
OTHER LIABILITIES	5,497	6,848
TOTAL LIABILITIES	213,106	221,671
MINORITY INTERESTS	1,726	1,647
TOTAL STOCKHOLDERS’ EQUITY	303,496	289,836

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$518,328	$513,154

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$13,160	$597
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation	19,744	17,502
Amortization	1,495	1,936
Loss on sale of assets/investment	1,813	610
Deferred income taxes	2,352	1,481
Write-off of debt issuance costs	-	226
Other	281	4,922
Change in restricted cash related to operating activities	(3,883)	(181)
Changes in operating assets and liabilities	(11,404)	15,464
Net cash provided by operating activities	23,558	42,557
Cash flows from investing activities:
Capital expenditures	(27,081)	(35,195)
Proceeds from sale of fixed assets	1,296	1,904
Other investing activities	(557)	(844)
Net cash used in investing activities	(26,342)	(34,135)
Cash flows from financing activities:
Proceeds from issuance of common stock and exercise of stock options	1,243	3,580
Proceeds from notes payable	6,179	-
Principal payments on notes payable	(3,650)	-
Principal payments on long-term debt	(15,779)	(18,978)
Deferred financing charges paid	(260)	(633)

Change in restricted cash related to financing activities	-	4,602
Net cash used in financing activities	(12,267)	(11,429)
Effect of exchange rate on cash	(1,126)	2,388
Net decrease in cash and cash equivalents for the year	(16,177)	(619)
Cash and cash equivalents, beginning of year	93,246	93,865
Cash and cash equivalents, end of year	77,069	93,246

CONTACT:	Insituform Technologies, Inc.
David A. Martin, Vice President and Controller
(636) 530-8000